EXHIBIT 4(a)
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of February 17, 2022, Colgate-Palmolive Company, a Delaware corporation (“Colgate” or the “Company”), had five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, par value $1.00 per share (“Common Stock”), (ii) the 0.500% Medium-Term Notes, Series H due 2026 (the “2026 Notes”), (iii) the 0.300% Senior Notes due 2029 (the “2029 Notes”), (iv) the 1.375% Medium-Term Notes, Series H due 2034 (the “2034 Notes”) and (v) the 0.875% Medium-Term Notes, Series H due 2039 (the “2039 Notes” and together with the 2026 Notes, the 2029 Notes and 2034 Notes, the “Notes”). Each of the Company’s securities registered under Section 12 of the Exchange Act is listed on the New York Stock Exchange.
Description of Common Stock
The following description of the Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Company’s By-laws, as amended and restated (“By-laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Company’s Certificate of Incorporation, By-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
Authorized Capital Stock: The Company’s authorized capital stock consists of: 2,050,262,150 shares, divided into 250,000 shares of Preferred Stock without par value (“Preferred Stock”), 12,150 shares of $3.00 Convertible Second Preferred Stock without par value (“$3.00 Convertible Second Preferred Stock”), 50,000,000 shares of Preference Stock without par value (“Preference Stock”) and 2,000,000,000 shares of Common Stock. There are no shares of Preferred Stock, $3.00 Convertible Second Preferred Stock or Preference Stock issued and outstanding. The outstanding shares of our Common Stock are fully paid and non-assessable.
Voting Rights: The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Holders of Common Stock are not entitled to cumulative voting rights.
Dividend Rights: Subject to the rights of holders of outstanding shares of Preferred Stock and the $3.00 Convertible Second Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors in its discretion out of funds legally available for the payment of dividends.
Board of Directors: The Company’s Board of Directors is not classified and each member is elected annually by majority vote in uncontested elections. Under the Company’s by-laws, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast, the by-laws require the director to promptly tender his or her resignation to the Board of Directors. The Nominating, Governance and Corporate Responsibility Committee will then consider the resignation and make a recommendation to the Board of Directors. Stockholders do not have cumulative voting rights in the elections of directors.
Liquidation Rights: Subject to the preferential rights of the Preferred Stock and the $3.00 Convertible Second Preferred Stock, all the remaining assets of the Company shall belong to and be distributable among the holders of Common Stock, except to the extent, if any, that the holders of Preferred Stock of any series or Preference Stock of any series may be entitled to participate therein.

Other Rights and Preferences: The Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.
Certain Anti-takeover Provisions of the Certificate of Incorporation, By-laws and Delaware Law
Certain provisions of the Company’s Certificate of Incorporation, By-laws described below may have the effect of delaying, deferring or preventing a change of control of the Company:
•The Company is incorporated in Delaware and is thus subject to the provisions of the DGCL, including Section 203 of the DGCL regarding business combinations with an interested stockholder.
•Additional shares Common Stock, Preferred Stock, $3.00 Convertible Second Preferred Stock or Preference Stock are available for issuance under our Certificate of Incorporation which under certain circumstances and with such terms and conditions as to impede a change of control.
Listing: The Common Stock is traded on the New York Stock Exchange under the trading symbol “CL.”

Description of Notes
The following description of the 2026 Notes, 2029 Notes, 2034 Notes and 2039 Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, dated as of November 15, 1992, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (as amended through the date hereof, the “Indenture”), which is filed as an exhibit to this Annual Report on Form 10-K and, as applicable, to the form 2039 Notes, which is filed as an exhibit to the Form 8-A filed with the Securities and Exchange Commission (“SEC”) on November 12, 2019, to the forms of the 2026 Notes and the 2034 Notes, which are filed as exhibits to the Form 8-A filed with the SEC on March 6, 2019 and to the form of the 2029 Notes, which is filed as an exhibit to the Form 8-K filed with the SEC on November 10, 2021. The 2026 Notes, 2029 Notes, 2034 Notes and 2039 Notes are traded on The New York Stock Exchange under the bond trading symbols of “CL26,” “CL29,” “CL34” and “CL39,” respectively.
The Notes
The Notes were issued under the Indenture, which provides that debt securities may be issued under the Indenture from time to time in one or more series. The Indenture does not limit the amount of debt, secured or unsecured, which the Company can issue. The Notes are unsecured and rank equally with our other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company may issue additional debt securities at any time without your consent.
The 2026 Notes
The Company issued €500,000,000 aggregate principal amount of the 2026 Notes on March 6, 2019. Interest on the Notes at a rate of 0.500% per annum is payable annually in arrears on March 6 of each year, commencing March 6, 2020. Unless earlier redeemed, the 2026 Notes will mature on March 6, 2026. As of February 17, 2022, €500,000,000 aggregate principal amount of the 2026 Notes was outstanding.
The 2029 Notes
The Company issued €500,000,000 aggregate principal amount of the 2029 Notes on November 10, 2021. Interest on the Notes at a rate of 0.300% per annum is payable annually in arrears on November 10 of each year, commencing November 10, 2022. Unless earlier redeemed, the 2029 Notes will mature on November 10, 2029. As of February 17, 2022, €500,000,000 aggregate principal amount of the 2029 Notes was outstanding.
The 2034 Notes
The Company issued €500,000,000 aggregate principal amount of the 2034 Notes on March 6, 2019. Interest on the Notes at a rate of 1.375% per annum is payable annually in arrears on March 6 of each year, commencing March 6, 2020. Unless earlier redeemed, the 2034 Notes will mature on March 6, 2034. As of February 17, 2022, €500,000,000 aggregate principal amount of the 2034 Notes was outstanding.
The 2039 Notes
The Company issued €500,000,000 aggregate principal amount of the 2039 Notes on November 12, 2019. Interest on the Notes at a rate of 0.875% per annum is payable annually in arrears on November 12 of each year, commencing November 12, 2020. Unless earlier redeemed, the 2039 Notes will mature on November 12, 2039. As of February 17, 2022, €500,000,000 aggregate principal amount of the 2039 Notes was outstanding.

Interest and Interest Rates
Each interest-bearing note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula, stated in the applicable note until the principal of the note is paid or made available for payment. Interest payments on the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or made available for payment or from and including the date of issue, if no interest has been paid or made available for payment with respect to the note, to, but excluding, the related interest payment date or the applicable Maturity Date, as the case may be.
We will pay interest in arrears on each interest payment date specified in the applicable note on which an installment of interest is due and payable and on the applicable Maturity Date. We will pay interest to the persons in whose names the notes are registered as of the regular record date. However, interest that we pay on the applicable Maturity Date, if any, will be payable to the persons to whom the principal will be payable. If any note is originally issued between a regular record date and the related interest payment date, we will make the first payment of interest on that note on the interest payment date immediately following the next succeeding regular record date to the registered holder on that next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day (as defined in the applicable Note), immediately preceding the related interest payment date.
Issuance in Euro
Principal and interest payments in respect of the Notes and additional amounts, if any, will be payable in euro.
If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined below). Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the London Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.
“Market Exchange Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg.
Optional Redemption
Prior to the applicable Par Call Date (as defined below), the Notes may be redeemed at our option, at any time, in whole, or from time to time, in part, at a redemption price equal to the greater of:
•100% of the principal amount of the Notes to be redeemed; or
•the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed assuming that the Notes being redeemed matured on the applicable Par Call Date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points, in the case of the 2026 Notes, plus 10 basis points, in the case of the 2029 Notes, plus 20 basis points, in the case of the 2034 Notes or the 2039 Notes.

On or after the applicable Par Call Date, the Notes may be redeemed at our option, at any time, in whole, or from time to time, in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.
In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.
Notwithstanding the foregoing, installments of interest on Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the holders as of the close of business on the relevant record date according to the Notes and the Indenture.
The “Comparable Government Bond Rate” will be determined by the Calculation Agent on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.
“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by us.
“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of the applicable tranche of Notes assuming such tranche matured on the applicable Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of such tranche of Notes assuming such tranche matured on the applicable Par Call Date.
“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
“Par Call Date” means (i) with respect to the 2026 Notes, January 6, 2026 (two months prior to the maturity date of the 2026 Notes), (ii) with respect to the 2029 Notes, August 10, 2029 (three prior to the maturity date of the 2029 Notes), (iii) with respect to the 2034 Notes, December 6, 2033 (three months prior to the maturity date of the 2034 Notes) and (iv) with respect to the 2039 Notes, May 12, 2039 (six months prior to the maturity date of the 2039 Notes).
“Reference Government Bond Dealer” means each of four banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.
“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.
Notice of redemption will be mailed at least 15 days (or in the case of the 2029 Notes, 10 days) but not more than 60 days before the redemption date to each holder of record of the applicable Notes to be redeemed at its registered address, provided that while the applicable Notes are represented by one or more global Notes, notice of redemption may, at our option, instead be given to holders of applicable Notes (and beneficial interests therein) in accordance with the applicable rules and regulations of Euroclear and Clearstream. The notice of redemption for the applicable Notes will state, among other things, the amount of the applicable Notes to be redeemed, the redemption date, and the redemption price and the place or places that payment will be made upon presentation and surrender of the applicable Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the applicable Notes of a tranche are to be redeemed, the Notes of such tranche to be redeemed will be selected in accordance with applicable depositary procedures; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.
The Notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption for Tax Reasons.”
Redemption for Tax Reasons
If we have or will become obliged to pay additional amounts (as described below under the heading “—Payment of Additional Amounts”) as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable pricing supplement or prospectus supplement, and we determine that such obligation cannot be avoided by the use of reasonable measures then available to us, we may, at our option, at any time, having giving not less than 15 days (or in the case of the 2029 Notes, 10 days) nor more than 60 days’ prior written notice to Holders, redeem, in whole, but not in part, the the 2026 Notes, the 2029 Notes, the 2034 Notes or the 2039 Notes at a redemption price equal to 100% of their principal amount, together with unpaid interest, if any, on the Notes being redeemed accrued to but excluding the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect to the applicable tranche of Notes were due on such date. Prior to the transmission or publication of such a notice of redemption, we shall deliver to the Trustee a certificate signed by two executive officers of the Company stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem the Notes has occurred.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional amounts to a holder of a Note that is a United States Alien (as defined below) such amounts as may be necessary so that every net payment on such Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. However, we will not be required to make any payment of additional amounts for or on account of:
a)any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (ii) the presentation by the holder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;
b)any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;
c)any tax, assessment or other governmental charge that would not have been imposed but for such holder’s past or present status as a controlled foreign corporation, passive foreign investment company (including a qualified election fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;
d)any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a Note;
e)any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from any payment on a Note, if such payment can be made without such deduction or withholding by any other paying agent;
f)any tax, assessment or other governmental charge that would not have been imposed but for the holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;
g)any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership;
h)any tax, assessment or other governmental charge that is imposed on a payment pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (FATCA), any Treasury regulations and official interpretations thereof, and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or
i)any combination of items (a), (b), (c), (d), (e), (f) (g) and (h);
nor shall such additional amounts be paid with respect to any payment on a Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note.
For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and the United States.
The term “United States Alien” means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Further Issuances
We may, from time to time, without the consent of or notice to existing holders of the Notes, create and issue further debt securities having the same terms and conditions as the Notes in all respects, except for issue date, issue price and, to the extent applicable, the first payment of interest and the initial interest accrual date. Additional debt securities issued in this manner will be consolidated with and will form a single tranche or series of debt securities with the related previously outstanding applicable tranche or series of Notes; provided, however, that the issuance of such additional Notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder.
Book-Entry Delivery and Settlement
The Notes of each tranche or series will be issued in the form of one or more global Notes in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global Notes.
Except as set forth below, the global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global Notes will not be entitled to have Notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of Notes in certificated form. So long as the common depositary for Euroclear and Clearstream or its nominee is the registered owner of the global Notes, the common depositary for all purposes will be considered the sole holder of the Notes represented by the global Notes under the Indenture and the global Notes. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global Notes.

Exchange of Global Notes for Certificated Notes
Subject to certain conditions, the Notes represented by the global Notes are exchangeable for certificated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:
(1) we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of at least 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available;
(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated Notes in definitive form; or
(3) there has occurred and is continuing an Event of Default with respect to the Notes.
In all cases, certificated Notes in definitive form delivered in exchange for any global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).
Payments (including principal and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the London Paying Agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes, provided that all payments (including principal and interest) on Notes in certificated form, for which the holders thereof have given wire transfer instructions at least ten calendar days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.
Indenture Provisions:
Merger and Consolidation
We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:
•the resulting corporation, if other than Colgate, is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Columbia and assumes all of our obligations to:
1)pay or deliver the principal of or any premium, interest or additional amounts on the debt securities; and
2)perform and observe all of our other obligations under the Indenture, and
•we or any successor corporation, as the case may be, are not, immediately after any such consolidation, merger or sale of assets, in default under the indenture.
Modification and Waiver
We and the trustee may, without the consent of holders, modify provisions of the Indenture for specified purposes, including, among other things, curing ambiguities and correcting inconsistencies. We and the trustee may modify and amend other provisions of the Indenture with the consent of holders of at least a majority in principal amount of each series of debt securities affected. However, the consent of each holder of any debt security affected must be obtained if the amendment or modification:

•changes the stated maturity of the principal of, or any premium or installment of interest or additional amounts on, any debt security;
•reduces the principal amount due and payable at maturity or upon acceleration of maturity of, or the rate of interest or additional amounts payable on, or any premium payable on redemption or otherwise on, any debt security;
•adversely affects any right of repayment at the option of the holders;
•changes the place of delivery of, or currency of, the payment of principal or any premium, interest or additional amounts on any debt security or impairs the right to institute suit for the enforcement of any such payment or delivery;
•reduces the percentage in principal amount or aggregate issue price of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the Indenture; or
•modifies the foregoing requirements or reduces the percentage to less than a majority in principal amount of outstanding debt securities necessary to waive certain past defaults by Colgate under the Indenture.
The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive our compliance with certain provisions of the Indenture, except as described below under “—Events of Default.”
Events of Default
Except as otherwise provided in the applicable prospectus supplement, each of the following constitutes an event of default with respect to each series of debt securities issued under the Indenture:
•default in the payment of any interest or additional amounts when due and continuing for 30 days;
•default in the payment of any principal or premium when due and payable at maturity;
•default in the payment of any sinking fund payment when due;
•default in the performance, or breach, of any other obligation of ours under the Indenture, or under provisions of a series of debt securities that are applicable to all series of debt securities, and continuance of the default for 60 days after we are given written notice of the default as provided in the Indenture;
•specified events of bankruptcy, insolvency or reorganization of Colgate; and
•any other event of default with respect to debt securities of that series.
If an event of default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or any lesser amount provided for in the debt securities of that series, due and payable immediately. At any time after such a declaration of acceleration with respect to the debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice may rescind any declaration of acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all other events of default have been remedied or waived.
The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:
•in the payment of any amounts due and payable or deliverable under the debt securities of that series; or
•in respect of an obligation of ours contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each holder of outstanding debt securities affected.
The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that the direction is not in conflict with any rule of law, the Indenture or the debt securities of that series. The trustee must, within 90 days after a default occurs notify the holders of the applicable series of debt securities of the default, unless the default is cured or waived. The trustee may withhold notice of default, except default in payment of principal, any premium, interest or sinking fund payment, if it determines that it is in the interest of the holders to do so. Before proceeding to exercise any right or power under the Indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.
Unless otherwise stated in the prospectus supplement, any series of debt securities issued under the Indenture will not have the benefit of any cross-default provisions with other indebtedness of our company.
We will be required to furnish to the trustee annually a statement as to our performance of all of our obligations and conditions under the Indenture.
Legal Defeasance and Covenant Defeasance
We at any time may terminate as to a series of debt securities all of our obligations (except for certain obligations regarding the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and any related coupons and to maintain agencies with respect to the debt securities) arising under the Indenture and the debt securities and coupons of that series. This option of ours is called a “legal defeasance.” We at any time may terminate as to a series of debt securities, among other obligations, our obligations arising under the covenant described under “Limitations Upon Liens” below. This option of ours is called a “covenant defeasance.”
We may exercise our legal defeasance option with respect to a series of debt securities even if we have previously exercised our covenant defeasance option in regard to that series of debt securities. If we exercise our legal defeasance option with respect to a series of debt securities, that series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, that series may not be accelerated on the basis of breaches of the defeased covenant.
To exercise either option as to a series of debt securities, we must deposit in trust with the trustee cash or United States government obligations sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series at their maturity or redemption and must comply with other specified conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition for United States Federal income tax purposes of any gain or loss to holders of the series of debt securities. The opinion of tax counsel, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture.
Limitations Upon Liens
The debt securities will not be secured by any mortgage, pledge or other lien. Unless a prospectus supplement with respect to a particular series of debt securities states otherwise, the covenants described below will apply to each series of debt securities.
We covenant in the Indenture not to create or suffer to exist, or permit any of our Principal Domestic Subsidiaries to create or suffer to exist, any Lien on any Restricted Property, whether owned on the date of the Indenture or thereafter acquired, without making effective provision (and we covenant and agree in the Indenture that we will make or cause to be made effective provision) whereby the debt securities shall be directly secured by such Lien equally and ratably with (or prior to) all other indebtedness secured by such Lien as long as such other indebtedness shall be so secured; provided, however, that there shall be excluded from the foregoing restrictions:

•Liens securing Debt not exceeding $10,000,000 which are existing on the date of the Indenture on Restricted Property; and, if any property owned or leased as of the date of the indenture by us or one of our Principal Domestic Subsidiaries at any time thereafter becomes a Principal Domestic Manufacturing Property, any Liens existing on the date of the Indenture on such property securing the Debt secured or evidenced thereby on the date of the Indenture;
•Liens on Restricted Property of a Principal Domestic Subsidiary as a security for Debt of such Subsidiary to us or to another Principal Domestic Subsidiary;
•in the case of any corporation which becomes a Principal Domestic Subsidiary after the date of the Indenture, Liens on Restricted Property of such Principal Domestic Subsidiary which are in existence at the time it becomes a Principal Domestic Subsidiary and which were not incurred in contemplation of it becoming a Principal Domestic Subsidiary;
•any Lien existing prior to the time of acquisition of any Principal Domestic Manufacturing Property acquired by us or one of our Principal Domestic Subsidiaries after the date of the Indenture through purchase, merger, consolidation or otherwise;
•any Lien on any Principal Domestic Manufacturing Property (other than a Major Domestic Manufacturing Property) acquired or constructed by our company or a Principal Domestic Subsidiary after the date of the Indenture which is placed on such Property at the time of or within 180 days after the acquisition thereof or prior to, at the time of or within 180 days after completion of construction thereof to secure all or a portion of the price of such acquisition or construction or funds borrowed to pay all or a portion of the price of such acquisition or construction;
•extensions, renewals or replacements of any Lien referred to in the first, third, fourth or fifth bullet points above to the extent that the principal amount of the Debt secured or evidenced thereby is not increased, provided that the Lien is not extended to any other Restricted Property;
•Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, vendors’ and landlords’ liens, and liens arising out of judgments or awards against us or any of our Principal Domestic Subsidiaries with respect to which we or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;
•Liens securing the payment of taxes, assessments and governmental charges or levies, either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and as to which we or a Principal Domestic Subsidiary, as the case may be, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;
•minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes and zoning or other restrictions as to the use of any Principal Domestic Manufacturing Property, which exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of such Principal Domestic Manufacturing Property or materially impair its use in the operation of our business and that of our Principal Domestic Subsidiaries; and
•any Lien on Restricted Property not referred to above if, at the time such Lien is created, incurred, assumed or suffered to be created, incurred or assumed, and after giving effect thereto and to the Debt secured or evidenced thereby, the aggregate amount of all our outstanding Debt together with that of our Principal Domestic Subsidiaries secured or evidenced by Liens on Restricted Property which are not referred to above and which do not equally and ratably secure the debt securities, shall not exceed 15% of Consolidated Net Tangible Assets.
“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of ours and our consolidated subsidiaries, all as set forth on the most recent balance sheet of ours and our consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.
“Debt” means (1) indebtedness for borrowed money, (2) obligations evidenced by bonds, debentures, notes or other similar instruments, (3) obligations to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business), (4) obligations as a lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (5) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (4) above.
“Domestic Subsidiary” means any Subsidiary a majority of the business of which is conducted within the United States of America, or a majority of the properties and assets of which are located within the United States of America, except any Subsidiary whose assets consist substantially of the securities of Subsidiaries which are not Domestic Subsidiaries.
“Instruments” of any corporation means and includes (1) all capital stock of all classes of and all other equity interests in such corporation and all rights, options or warrants to acquire the same, and (2) all promissory notes, debentures, bonds and other evidences of Debt of such corporation.
“Lien” means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, any conditional sale or other title retention agreement or any lease in the nature thereof, provided that the term “Lien” shall not include any lease involved in a sale and lease-back transaction.
“Major Domestic Manufacturing Property” means any Principal Domestic Manufacturing Property the net depreciated book value of which on the date as of which the determination is made exceeds 3% of the Consolidated Net Tangible Assets.
“Principal Domestic Manufacturing Property” means any building, structure or facility (including the land on which it is located and the improvements and fixtures constituting a part thereof) used primarily for manufacturing or processing which is owned or leased by us or any of our Subsidiaries, is located in the United States of America and the net depreciated book value of which on the date as of which the determination is made exceeds 1% of Consolidated Net Tangible Assets, except any such building, structure or facility which our Board of Directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entirety.
“Principal Domestic Subsidiary” means (1) each Subsidiary which owns or leases a Principal Domestic Manufacturing Property, (2) each Domestic Subsidiary the consolidated net worth of which exceeds 3% of Consolidated Net Tangible Assets (as set forth in the most recent financial statements delivered pursuant to the Indenture) and (3) each Domestic Subsidiary of each Subsidiary referred to in the foregoing clause (1) or (2) except any such Subsidiary the accounts receivable and inventories of which have an aggregate net book value of less than $5,000,000.
“Restricted Property” means and includes (1) all Principal Domestic Manufacturing Properties, (2) all Instruments of all Principal Domestic Subsidiaries and (3) all inventories and accounts receivable of ours and our Principal Domestic Subsidiaries.

“Subsidiary” means any Corporation of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock.
“Voting Stock” means stock of a Corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Corporation, provided that, for this purpose, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.
Other capitalized terms used but not defined shall have the meaning given those terms in the Indenture.
The Trustee for the Notes
The Bank of New York Mellon serves as trustee under the Indenture and is the security registrar and paying agent with respect to the debt securities.
The Indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest it must eliminate such conflict or resign. We have banking relationships with The Bank of New York Mellon and certain of its affiliates.
Governing Law
The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.